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                                                                    Exhibit 99.1

Pinnacle Entertainment Reports Closing of $235 Million Bank Credit Facility 05/18/2003

LAS VEGAS, May 18, 2003--Pinnacle Entertainment, Inc. (NYSE:PNK) today announced it has entered into an amended agreement for a $235 million bank credit facility that will help finance the Company's construction of both its casino-hotel project in Lake Charles, La. and its new hotel guestroom tower at Belterra Casino Resort, as well as be available for general corporate purposes. The amended credit facility consists of a four-year revolving facility of $110 million and a five-year term facility of $125 million, and replaces the existing credit facility that was scheduled to mature in December 2003. This size of this financing was originally $225 million, but was increased due to oversubscription.

"We are pleased to announce our amended credit facility, which is the major financing vehicle for our exciting project in Lake Charles," said Steve H. Capp, Pinnacle Entertainment's Executive Vice President and Chief Financial Officer. "We're making rapid progress on regulatory and local approvals, and expect to break ground on our newest destination resort shortly." The Company broke ground on its new 300-guestroom hotel tower at Belterra during the first quarter 2003.

"Our amended credit facility will be an important source of liquidity to help finance our Lake Charles project," Capp continued. "Both the Belterra expansion and the Lake Charles project, as well as the maintenance of our existing properties, will be funded by our surplus cash, cash flow from operations, proceeds of land sales, and the amended credit facility."

Availability under the amended credit facility is subject to certain conditions that the Company expects to satisfy, including those discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

About Pinnacle Entertainment

Pinnacle Entertainment owns and operates seven casinos (four with hotels) in Nevada, Mississippi, Louisiana, Indiana and Argentina, and receives lease income from two card club casinos in the Los Angeles metropolitan area. The Company is developing a major casino resort in Lake Charles, Louisiana.

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Forward-looking information involves important risks and uncertainties that could significantly affect future results and accordingly, such results may differ from those expressed in forward-looking statements made by or on behalf of Pinnacle Entertainment. Pinnacle Entertainment cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such statements include, but are not limited to, availability of future sources of liquidity, including cash flow from operations, land sales and availability under the new bank credit agreement. Factors that could cause these statements to differ materially include those discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.